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                                                                 EXHIBIT 1.(B)




        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


INTRODUCTION

  In March 1996, Pharma Patch Plc ("Pharma Patch" or, the "Company") acquired 3,160,000 common shares or 61.3% ("Vista Acquisition") of the issued and outstanding capital of Vista Technologies, Inc. ("Vista"). The Company acquired 2,260,000 newly issued shares from Vista for $500,000, a $750,000 promissory note and 200,000 shares of Technical Chemicals and Products, Inc. common stock. In addition, the Company acquired 900,000 shares of Vista from outside investors in exchange for 4,500,000 newly issued shares of the Company. The pro forma financial information has been prepared with respect to the pro forma condensed consolidated balance sheet, with the Vista acquisition included in Pharma Patch consolidated balance sheet contained within Pharma Patchs' November 30, 1995 interim report and with respect to the pro forma condensed consolidated statement of Statement of Operations, with the assumption that the Vista acquisition occurred on March 1, 1995.

  The unaudited pro forma consolidated balance sheet has been prepared using the unaudited historical consolidated balance sheet and accompanying notes of Pharma Patch Plc for the period ended November 30, 1995 and the unaudited historical consolidated balance sheet and accompanying notes of Vista for the period ended December 31, 1995. The unaudited pro forma consolidated statement of operations for the nine months ended November 30, 1995 has been prepared using the unaudited historical consolidated statement of loss and accompanying notes of Pharma Patch Plc for the nine months ended November 30, 1995 and the unaudited historical consolidated statement of operations and accompanying notes of Vista for the nine months ended December 31, 1995. The unaudited pro forma consolidated statement of operations for the twelve months ended February 28, 1995 have been prepared using the audited historical consolidated statement of loss and accompanying notes of Pharma Patch Plc for the twelve months ended February 28, 1995 and the historical audited consolidated statement of operations and accompanying notes of Vista for the twelve months ended March 31, 1995. The unaudited pro forma consolidated statement of operations for the nine months ended November 30, 1995 and the consolidated statement of profit and loss for the twelve months ended February 29, 1996 have been adjusted to exclude the results of discontinued operations.

  The unaudited pro forma financial information gives effect to the Vista acquisition under the purchase method of accounting based on the assumptions and adjustments described in the accompanying notes. It should be understood that the unaudited pro forma condensed consolidated financial statements do no reflect actual consolidated financial position or results of operations since among other factors, actual expenses may be lower or higher than amounts assumed or estimated. The unaudited pro forma condensed consolidated financial statements may not be indicative of the results that actually would have occurred if the transaction had taken place on the dates indicated nor do they represent a basis for assessing future performance. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and the accompanying notes of Pharma Patch Plc and Vista.